Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated March 31, 2008 (August 12, 2008, as to the presentation of basic and diluted loss per unit as described in Note 24) relating to the financial statements of Graham Packaging Holdings Company and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the financial statement schedule appearing elsewhere in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Philadelphia, PA
August 12, 2008